Exhibit 99.1

AAR reports third quarter fiscal year 2025 results

Wood Dale, Illinois, March 27, 2025 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fiscal year 2025 third quarter ended February 28, 2025.

THIRD QUARTER FISCAL YEAR 2025 HIGHLIGHTS

(As compared to Q3 FY2024)

•	Sales of $678 million; increased 20%
•	GAAP EPS of $(0.25)
•	Adjusted diluted EPS of $0.99; increased 16%
•	GAAP Net loss of $9 million
•	Adjusted EBITDA of $81 million; increased 39%
•	Adjusted EBITDA margin increased to 12.0% from 10.3%

MANAGEMENT COMMENTARY

“We delivered another strong quarter of significant year-over-year sales and earnings growth,” said John M. Holmes, AAR’s Chairman, President and Chief Executive Officer. “Sales were 20% higher than in the same quarter last year as demand remains elevated for our aftermarket services. Parts Supply sales increased 12%, driven by impressive gains in our new parts Distribution with both commercial and government activities. Our Repair & Engineering segment sales increased more than 53% year-over-year, with significant contributions from the Product Support acquisition as well as increased throughput within our Airframe MRO facilities. Integrated Solutions also posted meaningful earnings growth from both commercial and government programs as well as notable contributions from Trax.”

Holmes continued, “We are particularly proud of the progress on EBITDA margin which expanded from 10.3% to 12.0% year-over-year. In addition to contributions from our Product Support acquisition, our internal initiatives to drive efficiency improvements continue to produce meaningful results. We are focused on further increasing our margins as we fully integrate the Product Support acquisition and drive additional efficiencies throughout the Company.”

“Subsequent to the quarter, we announced several new business wins, including signing an exclusive agreement with Chromalloy to distribute their BELAC PW4000 PMA parts.  We also added distribution support for select Unison parts under our Supplier Capabilities Contract with Defense Logistics Agency (DLA). These wins further validate our unique value proposition to both customers and suppliers as a leading independent distributor in the aviation aftermarket. Separately, and also subsequent to the quarter, we announced that Cathay Pacific selected Trax to be the maintenance operating system for the airline.”

RECENT UPDATES

NEW BUSINESS

•	Multi-year exclusive agreement with Unison to distribute select parts under AAR’s Supplier Capabilities Contract with Defense Logistics Agency (DLA).
•	Multi-year exclusive agreement with Chromalloy to distribute Parts Manufacturer Approval (PMA) turbine blades for the PW4000 engine through their wholly owned subsidiary, BELAC, LLC.
•	Multi-year agreement with Cebu Pacific Air for CFM56 engine nacelle maintenance, repair and overhaul services for the airline’s A320 fleet.
•	Multi-year license agreement with Cathay Pacific for Trax software.

PORTFOLIO UPDATE

•	Expected timing of the sale of our Landing Gear Overhaul business for $51 million is set for the fourth quarter of fiscal year 2025. The divestiture is part of the Company’s strategy to optimize its portfolio.

THIRD QUARTER FISCAL YEAR 2025 RESULTS

Consolidated third quarter sales increased 20% to $678.2 million, compared to $567.3 million in the same quarter last year. This reflects a 22% increase in consolidated sales to commercial customers, primarily due to the Product Support acquisition and strong demand throughout the Company’s Parts Supply segment. Sales to government customers increased 15% from the same period last year, primarily due to increased order volume for new parts Distribution activities. Sales to commercial customers were 72% of consolidated sales, compared to 70% in the prior year quarter.

Third quarter results include a pre-tax charge of $63.7 million associated with the recently announced divestiture of the Company’s Landing Gear Overhaul business. As a result of this charge, the Company reported a net loss of $8.9 million, or $0.25 per share. For the third quarter of the prior year, the Company reported net income of $14.0 million, or $0.39 per diluted share. Adjusted diluted earnings per share in the third quarter of fiscal year 2025 were $0.99, compared to $0.85 in the third quarter of the prior year.

Selling, general, and administrative expenses were $61.3 million in the current quarter, compared to $77.0 million in the prior year quarter. The third quarter included the reversal of a legal charge of $11.1 million related to the Russian court judgment which AAR successfully appealed. Acquisition, amortization, and integration expenses were $5.3 million in the quarter, compared to $12.2 million in the prior year quarter.

Operating margins were 10.5% in the quarter, compared to 5.8% in the prior year quarter. Adjusted operating margin increased to 9.7% in the current year quarter from 8.3% in the prior year quarter, primarily as a result of growth in Repair & Engineering. Sequentially, our adjusted operating margin increased from 9.2% to 9.7%, driven by improved profitability in Parts Supply as well as Trax and government-related services in Integrated Solutions.

Net interest expense for the quarter was $18.1 million, compared to $11.3 million last year, primarily due to increased debt levels as a result of funding the Product Support acquisition. Average diluted share count increased from 35.2 million shares in the prior year quarter to 35.4 million shares in the current year quarter.

Cash flow used in operating activities was $18.7 million during the current quarter, compared to $20.4 million of cash provided in the prior year quarter. As a reminder, during the quarter, we paid the $56 million FCPA settlement which was a use of cash within operating activities. Excluding the accounts receivable financing program, cash flow used in operating activities was $15.0 million in the current quarter. As of February 28, 2025, net debt was $947.6 million and net leverage was 3.06x.

Holmes concluded, “We are proud of the sales growth and significant margin expansion we delivered this quarter. Demand for our services remains very high and we anticipate our sales growth to continue. Additionally, we expect further margin expansion through growth in new parts Distribution, Trax, Airframe MRO efficiencies and the realization of Product Support synergies. We have reduced our net leverage from 3.58x at the time of the Product Support acquisition to 3.06x one year later. We expect further deleveraging in our fourth quarter and throughout our fiscal year 2026. We believe our continued growth, margin expansion, and disciplined capital allocation will drive additional value to shareholders.”

Conference call information

On Thursday, March 27, 2025, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/htoknnom. Participants may join via phone by registering at https://register-conf.media-server.com/register/BI146169c83ec044ccb681c3add61e0b60. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/events-and-presentations/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Denise Pacioni – Director of Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial and government aviation markets, anticipated activities and benefits under extended, expanded and new services, supply and distribution agreements, contributions from our acquisitions, expected benefits from the pending sale of our Landing Gear Overhaul business, focus on process improvements and efficiencies, additional opportunities for margin expansion and portfolio optimization, continued sales growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) a reduction in outsourcing of maintenance activity by airlines; (vii) a shortage of skilled personnel or work stoppages; (viii) competition from other companies; (ix) financial, operational and legal risks arising as a result of operating internationally; (x) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions, such as the acquisition of Trax USA Corp. and the Product Support Business of Triumph Group, Inc.; (xi) failure to realize the anticipated benefits of acquisitions; (xii) circumstances associated with divestitures; (xiii) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xiv) cyber or other security threats or disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) restrictions on use of intellectual property and tooling important to our business; (xvii) inability to fully execute our stock repurchase program and return capital to stockholders; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xx) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of operations (In millions except per share data - unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024

Sales	$ 678.2	$ 567.3	$ 2,026.0	$ 1,662.4
Cost of sales	546.5	457.0	1,648.5	1,347.4
Gross profit	131.7	110.3	377.5	315.0
Provision for (Recovery of) credit losses	(0.2)	0.1	(0.3)	0.5
Selling, general, and administrative	61.3	77.0	270.3	217.4
Earnings (Loss) from joint ventures	0.5	(0.2)	4.7	(0.5)
Operating income	71.1	33.0	112.2	96.6
Losses related to sale and exit of business, net	(64.0)	(1.0)	(65.3)	(2.6)
Pension settlement charge	––	––	––	(26.7)
Interest expense, net	(18.1)	(11.3)	(55.2)	(22.3)
Other expense, net	(0.1)	(0.2)	(0.4)	(0.3)
Income (Loss) before income tax expense (benefit)	(11.1)	20.5	(8.7)	44.7
Income tax expense (benefit)	(2.2)	6.5	12.8	7.5
Net income (loss)	$ (8.9)	$ 14.0	$ (21.5)	$ 37.2

Earnings (Loss) per share – Basic	$ (0.25)	$ 0.40	$ (0.61)	$ 1.05
Earnings (Loss) per share – Diluted	$ (0.25)	$ 0.39	$ (0.61)	$ 1.04

Share data used for earnings (loss) per share:
Weighted average shares outstanding – Basic	35.4	34.8	35.4	34.9
Weighted average shares outstanding – Diluted	35.4	35.2	35.4	35.3

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	February 28, 2025	May 31, 2024

	(unaudited)
ASSETS
Cash and cash equivalents	$ 84.4	$ 85.8
Restricted cash	16.5	10.3
Accounts receivable, net	312.5	287.2
Contract assets	153.3	123.2
Inventories, net	775.7	733.1
Rotable assets and equipment on or available for lease	30.1	81.5
Assets held for sale	80.5	12.9
Other current assets	81.8	55.6
Total current assets	1,534.8	1,389.6
Property, plant, and equipment, net	153.4	171.7
Goodwill and intangible assets, net	752.0	790.2
Rotable assets supporting long-term programs	183.8	166.3
Operating lease right-of-use assets, net	79.0	96.6
Other non-current assets	156.1	155.6
Total assets	$ 2,859.1	$ 2,770.0

LIABILITIES AND EQUITY
Accounts payable	$ 278.9	$ 238.0
Other current liabilities	266.3	228.9
Total current liabilities	545.2	466.9
Long-term debt	1,022.3	985.4
Operating lease liabilities	67.6	80.3
Other liabilities and deferred revenue	41.4	47.6
Total liabilities	1,676.5	1,580.2
Equity	1,182.6	1,189.8
Total liabilities and equity	$ 2,859.1	$ 2,770.0

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Cash flows provided by (used in) operating activities:
Net income (loss)	$ (8.9)	$ 14.0	$ (21.5)	$ 37.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	14.7	8.8	43.5	25.9
Stock-based compensation expense	5.6	3.6	15.6	11.5
Loss (Earnings) from joint ventures	(0.5)	0.2	(4.7)	0.5
Impairment charge	63.0	––	63.0	––
Pension settlement charge	––	––	––	26.7
Provision for (Recovery of) credit losses	(0.2)	0.1	(0.3)	0.5
Changes in certain assets and liabilities:
Accounts receivable	(8.9)	(11.0)	(42.2)	(17.3)
Contract assets	(10.6)	12.9	(37.8)	0.5
Inventories	(19.2)	(25.8)	(76.6)	(97.3)
Rotable assets and equipment on or available for short-term lease	(1.8)	(19.3)	4.0	(23.8)
Prepaid expenses and other current assets	(6.3)	(1.1)	(16.9)	(11.3)
Rotable assets supporting long-term programs	(12.1)	(2.9)	(24.2)	(6.9)
Accounts payable and accrued liabilities	(31.1)	46.3	71.5	93.5
Deferred revenue on long-term programs	2.3	(4.1)	(4.1)	(13.6)
Other	(4.7)	(1.3)	15.4	(6.8)
Net cash provided by (used in) operating activities – continuing operations	(18.7)	20.4	(15.3)	19.3
Net cash used in operating activities – discontinued operations	––	––	––	(0.2)
Net cash provided by (used in) operating activities	(18.7)	20.4	(15.3)	19.1

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(8.5)	(5.8)	(24.7)	(22.2)
Other	4.8	(0.7)	7.8	(4.6)
Net cash used in investing activities	(3.7)	(6.5)	(16.9)	(26.8)

Cash flows provided by (used in) financing activities:
Short-term borrowings, net	35.0	––	35.0	5.0
Purchase of treasury stock	––	(5.1)	––	(5.1)
Other	5.8	(0.7)	2.0	9.6
Net cash provided by (used in) financing activities	40.8	(5.8)	37.0	9.5
Increase in cash and cash equivalents	18.4	8.1	4.8	1.8
Cash, cash equivalents, and restricted cash at beginning of period	82.5	75.5	96.1	81.8
Cash, cash equivalents, and restricted cash at end of period	$100.9	$ 83.6	$ 100.9	$ 83.6

AAR CORP. and subsidiaries

Third-party sales by segment (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Parts Supply	$ 270.7	$ 242.3	$ 794.1	$ 706.7
Repair & Engineering	215.9	140.8	662.3	423.7
Integrated Solutions	162.9	165.5	495.2	478.4
Expeditionary Services	28.7	18.7	74.4	53.6
	$ 678.2	$ 567.3	$ 2,026.0	$ 1,662.4

Operating income (loss) by segment (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Parts Supply	$ 45.4	$ 31.1	$ 107.1	$ 74.6
Repair & Engineering	19.0	11.5	62.9	31.9
Integrated Solutions	9.6	8.6	23.8	22.7
Expeditionary Services	6.4	0.9	6.9	3.1
	80.4	52.1	200.7	132.3
Corporate and other	(9.3)	(19.1)	(88.5)	(35.7)
	$ 71.1	$ 33.0	$ 112.2	$ 96.6

Adjusted net income, adjusted diluted earnings per share, adjusted operating margin, adjusted cash provided by (used in) operating activities, adjusted EBITDA, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.
•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.
•	Legal judgments related to or impacted by the Russia/Ukraine conflict.
•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income (loss) before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA investigation, settlement and remediation compliance costs, pension settlement charges, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Net income (loss)	$ (8.9)	$ 14.0	$ (21.5)	$ 37.2
Losses related to sale and exit of business/joint venture, net	64.0	1.0	63.2	2.6
Acquisition, integration, and amortization expenses	7.5	18.3	23.6	24.2
FCPA settlement and investigation costs	1.1	2.0	65.3	5.7
Russian bankruptcy court judgment (reversal)	(11.1)	––	(11.1)	11.2
Contract termination cost (benefit)	(3.0)	––	0.2	––
Pension settlement charge	––	––	––	26.7
Tax effect on adjustments (a)	(14.2)	(5.0)	(21.6)	(20.5)
Adjusted net income	$ 35.4	$ 30.3	$ 98.1	$ 87.1

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share (unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Diluted earnings (loss) per share	$ (0.25)	$ 0.39	$ (0.61)	$ 1.04
Losses related to sale and exit of business/joint venture, net	1.80	0.02	1.78	0.07
Acquisition, integration, and amortization expenses	0.21	0.52	0.66	0.69
FCPA settlement and investigation costs	0.03	0.06	1.84	0.16
Russian bankruptcy court judgment (reversal)	(0.31)	––	(0.31)	0.32
Contract termination benefit	(0.09)	––	––	––
Pension settlement charge	––	––	––	0.76
Tax effect on adjustments (a)	(0.40)	(0.14)	(0.61)	(0.58)
Adjusted diluted earnings per share	$ 0.99	$ 0.85	$ 2.75	$ 2.46

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted operating margin (In millions – unaudited)	Three months ended
	February 28, 2025	November30, 2024	February 29, 2024
Sales	$ 678.2	$ 686.1	$ 567.3
Contract termination benefit	(4.0)	––	––
Adjusted sales	$ 674.2	$ 686.1	$ 567.3

Operating income (loss)	$ 71.1	$ (2.3)	$33.0
Acquisition, integration, and amortization expenses	7.5	7.2	12.2
Contract termination benefit	(3.0)	––	––
FCPA settlement and investigation costs	1.1	59.2	2.0
Russian bankruptcy court reversal	(11.1)	––	––
Gain related to sale of joint venture	––	(0.7)	––
Adjusted operating income	$ 65.6	$ 63.4	$ 47.2

Adjusted operating margin	9.7%	9.2%	8.3%

Adjusted cash provided by (used in) operating activities (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Cash provided by (used in) operating activities	$ (18.7)	$ 20.4	$ (15.3)	$ 19.3
Amounts outstanding on accounts receivable financing program:
Beginning of period	23.9	13.7	13.7	12.8
End of period	(20.2)	(13.7)	(20.2)	(13.7)
Adjusted cash provided by (used in) operating activities	$ (15.0)	$ 20.4	$ (21.8)	$ 18.4

Adjusted EBITDA (In millions – unaudited)	Three months ended February 28/29,		Nine months ended February 28/29,		Year ended May 31,
	2025	2024	2025	2024	2024
Net income (loss)	$ (8.9)	$ 14.0	$ (21.5)	$ 37.2	$ 46.3
Income tax expense (benefit)	(2.2)	6.5	12.8	7.5	12.0
Other expense, net	0.1	0.2	0.4	0.3	0.4
Interest expense, net	18.1	11.3	55.2	22.3	41.0
Depreciation and amortization	14.0	8.8	41.5	25.9	41.2
Losses related to sale and exit of business/joint venture, net	64.0	1.0	63.2	2.6	2.8
Russian bankruptcy court judgment (reversal)	(11.1)	––	(11.1)	11.2	11.2
Contract termination/restructuring costs and loss provisions, net	(3.0)	––	0.2	––	4.8
Acquisition and integration expenses	3.5	11.2	11.7	15.1	29.7
FCPA settlement and investigation costs	1.1	2.0	65.3	5.7	10.5
Pension settlement charge	––	––	––	26.7	26.7
Severance charges	––	––	––	––	0.5
Stock-based compensation	5.6	3.6	15.6	11.5	15.3
Adjusted EBITDA	$ 81.2	$ 58.6	$ 233.3	$ 166.0	$ 242.4

Net debt (In millions – unaudited)	February 28, 2025	February 29, 2024
Total debt	$1,032.0	$277.0
Less: Cash and cash equivalents	(84.4)	(69.2)
Net debt	$947.6	$207.8

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2024	$ 242.4
Less: Adjusted EBITDA for the nine months ended February 29, 2024	(166.0)
Plus: Adjusted EBITDA for the nine months ended February 28, 2025	233.3
Adjusted EBITDA for the twelve months ended February 28, 2025	$ 309.7
Net debt at February 28, 2025	$ 947.6
Net debt to Adjusted EBITDA	3.06